Exhibit 99.1

Natural Grocers by Vitamin Cottage Announces Second Quarter and First Half Fiscal 2016 Results

Lakewood, Colorado, May 5, 2016. Natural Grocers by Vitamin Cottage, Inc. (NYSE: NGVC) today announced results for its second quarter and first half of fiscal 2016 ended March 31, 2016 and reaffirmed its recently-updated outlook for fiscal 2016.

In addition to presenting the financial results of Natural Grocers by Vitamin Cottage, Inc. and its subsidiaries (collectively, the Company) for the second quarter and first half of fiscal 2016 and 2015 in conformity with U.S. generally accepted accounting principles (GAAP), the Company is presenting EBITDA, which is a non-GAAP financial measure. The reconciliation from GAAP to this non-GAAP financial measure is provided at the end of this earnings release.

Highlights for Second Quarter and First Half Fiscal 2016 Compared to Second Quarter and First Half Fiscal 2015

●	Net sales increased 12.5% to $177.4 million in the second quarter and increased 13.7% to $345.2 million in the first half of fiscal 2016

●	Daily average comparable store sales increased 1.0% in the second quarter and increased 2.3% in the first half of fiscal 2016

●	Net income was $3.6 million with diluted earnings per share of $0.16 in the second quarter and was $7.3 million with diluted earnings per share of $0.33 in the first half of fiscal 2016

●	EBITDA was $12.6 million in the second quarter and was $25.4 million in the first half of fiscal 2016

●

Opened nine new stores in the first half of fiscal 2016, compared to eight new stores in the first half of fiscal 2015, resulting in growth rates of 17.9% and 17.3% for the twelve month periods ended March 31, 2016 and 2015, respectively

“As we noted in the announcement of our preliminary second quarter results, several factors impacted our comparable store sales growth during the period” said Kemper Isely, Co-President. “We remain focused on our initiatives to drive sales while controlling expenses to deliver improved profit performance.”

Operating Results — Second Quarter Fiscal 2016 Compared to Second Quarter Fiscal 2015

During the second quarter of fiscal 2016, net sales increased $19.7 million, or 12.5%, over the same period in fiscal 2015 to $177.4 million, primarily due to an $18.0 million increase in new store revenue and a $1.7 million, or 1.0%, increase in daily average comparable store sales. The 1.0% increase in daily average comparable store sales in the second quarter of fiscal 2016 followed a 5.6% increase in the second quarter of fiscal 2015 and was driven by a 1.0% increase in average transaction size and a consistent daily average transaction count when compared to the prior year. Daily average mature store sales decreased 1.3% in the second quarter of fiscal 2016. For fiscal 2016, mature stores include all stores open during or before fiscal 2011.

Gross profit during the second quarter of fiscal 2016 increased 10.1% over the same period in fiscal 2015 to $51.6 million, primarily driven by an increase in the number of comparable stores. Gross profit reflects earnings after both product and occupancy costs. Gross margin was 29.1% for the second quarter of fiscal 2016 compared to 29.7% for the second quarter of fiscal 2015. Gross margin was negatively impacted by an increase in occupancy costs, partially offset by an increase in product margin, both as a percentage of sales. Gross margin was positively impacted by increases in product margin across most departments.

Store expenses during the second quarter of fiscal 2016 increased $6.3 million, or 19.4%, to $38.8 million. Store expenses as a percentage of sales increased 130 basis points to 21.9% during the second quarter of fiscal 2016 compared to 20.6% in the second quarter fiscal 2015. This increase was primarily due to increases in salary related expenses, depreciation expense and other store expenses, partially offset by decreased incentive compensation and worker’s compensation expense, all as a percentage of sales.

Administrative expenses as a percentage of sales increased 20 basis points to 2.8% during the second quarter of fiscal 2016 compared to the comparable period in fiscal 2015 due to the addition of senior management positions to support the Company’s growth.

Pre-opening and relocation expenses increased $0.6 million during the second quarter of fiscal 2016 compared to the comparable period in fiscal 2015, primarily due to the number and timing of new store openings and relocations. During the second quarter of fiscal 2016, five new stores opened compared to four new stores during the second quarter of fiscal 2015.

Interest expense increased less than $0.1 million in the second quarter of fiscal 2016 compared to the comparable period in fiscal 2015, primarily due to an increase in interest expense associated with the Company’s revolving credit facility.

Net income decreased 33.8% to $3.6 million compared to the comparable period in fiscal 2015 with diluted earnings per share of $0.16 in the second quarter of fiscal 2016.

EBITDA decreased $1.9 million, or 13.0%, to $12.6 million, or 7.1% of sales, for the second quarter of fiscal 2016 compared to the comparable period in fiscal 2015.

Operating Results — First Half Fiscal 2016 Compared to First Half Fiscal 2015

During the first half of fiscal 2016, net sales increased $41.6 million, or 13.7%, over the same period in fiscal 2015 to $345.2 million due to a $34.7 million increase in sales from new stores and a $6.9 million, or 2.3%, increase in comparable store sales. The 2.3% increase in daily average comparable store sales during the first half of fiscal 2016 followed a 5.9% increase in the first half of fiscal 2015. The 2.3% increase in the first half of fiscal 2016 was driven by a 1.4% increase in average transaction size and a 0.9% increase in daily average transaction count. Daily average mature store sales decreased 0.5% in the first half of fiscal 2016.

Gross profit during the first half of fiscal 2016 increased 12.0% over the same period in fiscal 2015 to $99.9 million, primarily driven by positive comparable store sales and an increase in the number of comparable stores. Gross profit reflects earnings after both product and occupancy costs. Gross margin was 28.9% during the first half of fiscal 2016, compared to 29.4% in the first half of fiscal 2015. Gross margin was negatively impacted by an increase in occupancy costs, partially offset by an increase in product margin, both as a percentage of sales. Gross margin was positively impacted by increases in product margin across most departments.

Store expenses as a percentage of sales increased 70 basis points during the first half of fiscal 2016 compared to the comparable period in fiscal 2015, driven by increases in salary related expenses and depreciation expense, partially offset by decreases in incentive compensation and workers compensation expense.

Administrative expenses as a percentage of sales remained flat during the first half of fiscal 2016 compared to the comparable period in fiscal 2015.

Pre-opening and relocation expenses increased $0.9 million during the first half of fiscal 2016 compared to the comparable period primarily due to the number and timing of new store openings and relocations. During the first half of fiscal 2016, nine new stores opened and two stores relocated compared to eight new stores opened during the first half of fiscal 2015.

Interest expense decreased less than $0.1 million in the first half of fiscal 2016 compared to the comparable period in fiscal 2015, primarily due to an increase in capitalized interest.

Net income decreased 18.3% to $7.3 million compared to the same period in fiscal 2015 with diluted earnings per share of $0.33 in the first half of fiscal 2016.

EBITDA decreased $0.6 million, or 2.2%, to $25.4 million, or 7.4% of sales, for the first half of fiscal 2016 compared to the same period in fiscal 2015.

Balance Sheet and Cash Flow

As of March 31, 2016, the Company had $5.6 million in cash and cash equivalents, and $20.4 million available under the new $30.0 million revolving credit facility entered into on January 28, 2016. Credit facility usage was comprised of $8.6 million of direct borrowings and $1.0 million of letters of credit.

During the first half of fiscal 2016, the Company generated $18.0 million in cash from operations and invested $23.7 million in capital expenditures, primarily for new stores.

Growth and Development

During the second quarter of fiscal 2016, the Company opened five new stores, bringing the total store count as of March 31, 2016 to 112 stores located in 19 states. The Company opened nine new stores in the first half of fiscal 2016 compared to eight new stores in the first half of fiscal 2015, resulting in a 17.9% and 17.3% unit growth rate for the twelve month periods ended March 31, 2016 and 2015, respectively. The Company plans to open a total of 23 new stores in fiscal 2016, which would result in an annual unit growth rate of 22.3%.

As of the date of this release, the Company has opened an additional store in Spokane, Washington, and has 24 signed leases for stores planned to open in fiscal 2016 and 2017 in Arizona, Colorado, Idaho, Iowa, Missouri, Nevada, North Dakota, Oregon, Texas, Utah and Washington.

Fiscal 2016 Outlook

The Company is reiterating its recently-revised outlook for fiscal 2016, which was updated when the Company reported preliminary second quarter results on April 20, 2016:

	Current Fiscal 2016 Outlook	First Half FY’16 Actual
Number of new stores	23	9
Number of relocations	4	2
Number of remodels	1	—
Daily average comparable store sales growth	0% to 1.5%	2.3%
EBITDA as a percent of sales	6.7% to 7.0%	7.4%
Net income as a percent of sales	1.6% to 1.8%	2.1%
Diluted earnings per share	$0.50 to $0.56	$0.33
Capital expenditures (in millions)	$52 to $54	$23.7

Earnings Conference Call

The Company will host a conference call today at 2:30 p.m. Mountain Time (4:30 p.m. Eastern Time) to discuss this earnings release. The dial-in number is 1-888-347-6606 (US); 1-855-669-9657 (Canada); or 1-412-902-4289 (International). The conference ID is “Natural Grocers by Vitamin Cottage.” A simultaneous audio webcast will be available at http://Investors.NaturalGrocers.com and archived for a minimum of 30 days.

About Natural Grocers by Vitamin Cottage

Natural Grocers by Vitamin Cottage, Inc. (NYSE: NGVC) is a rapidly expanding specialty retailer of natural and organic groceries and dietary supplements whose products must meet strict quality guidelines. The grocery products sold by Natural Grocers may not contain artificial colors, flavors, preservatives or sweeteners, or partially hydrogenated or hydrogenated oils. The Company sells only USDA certified organic produce and exclusively pasture-raised, non-confinement dairy products. Natural Grocers’ flexible smaller-store format allows it to offer affordable prices in a shopper-friendly retail environment. The Company also provides extensive free science-based nutrition education programs to help customers make informed health and nutrition choices. The Company, founded in 1955, has 113 stores in 19 states.

Visit www.NaturalGrocers.com for more information and store locations.

Forward-Looking Statements

The following constitutes a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995. Except for the historical information contained herein, statements in this release are “forward-looking statements” and are based on current expectations and assumptions that are subject to risks and uncertainties. All statements that are not statements of historical facts are forward-looking statements. Actual results could differ materially from those described in the forward-looking statements because of factors such as changes in the Company’s industry, business strategy, goals and expectations concerning the Company’s market position, the economy, future operations, margins, profitability, capital expenditures, liquidity and capital resources, other financial and operating information and other risks detailed in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2015 (Form 10-K) and the Company’s subsequent quarterly reports on Form 10-Q. The information contained herein speaks only as of the date of this release and the Company undertakes no obligation to update forward-looking statements.

For further information regarding risks and uncertainties associated with the Company’s business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the Company’s filings with the Securities and Exchange Commission, including, but not limited to, the Form 10-K and the Company’s subsequent quarterly reports on Form 10-Q, copies of which may be obtained by contacting Investor Relations at 303-986-4600 or by visiting the Company’s website at http://Investors.NaturalGrocers.com.

Investor Contacts:

Ashley MacLeod, Director of Finance and Investor Relations, 303-986-4600, amacleod@naturalgrocers.com

Scott Van Winkle, ICR, Managing Director, 617-956-6736, scott.vanwinkle@icrinc.com

NATURAL GROCERS BY VITAMIN COTTAGE, INC.

Consolidated Statements of Income

(Unaudited)

(Dollars in thousands, except per share data)

	Three months ended March 31,		Six months ended March 31,
	2016	2015	2016	2015
Net sales	$177,395	157,744	345,181	303,631
Cost of goods sold and occupancy costs	125,792	110,874	245,283	214,467
Gross profit	51,603	46,870	99,898	89,164
Store expenses	38,774	32,461	74,673	63,510
Administrative expenses	4,936	4,156	9,690	8,383
Pre-opening and relocation expenses	1,444	870	2,392	1,447
Operating income	6,449	9,383	13,143	15,824
Interest expense	(733)	(714)	(1,386)	(1,449)
Income before income taxes	5,716	8,669	11,757	14,375
Provision for income taxes	(2,139)	(3,266)	(4,432)	(5,408)
Net income	$3,577	5,403	7,325	8,967

Net income per common share:
Basic	$0.16	0.24	0.33	0.40
Diluted	$0.16	0.24	0.33	0.40
Weighted average common shares outstanding:
Basic	22,499,378	22,488,667	22,498,327	22,487,884
Diluted	22,510,409	22,499,322	22,505,079	22,496,919

NATURAL GROCERS BY VITAMIN COTTAGE, INC.

Consolidated Balance Sheets

(Unaudited)

(Dollars in thousands, except per share data)

	March 31, 2016	September 30, 2015
Assets
Current assets:
Cash and cash equivalents	$5,600	2,915
Accounts receivable, net	2,270	2,576
Merchandise inventory	82,519	74,818
Prepaid expenses and other current assets	2,722	1,108
Deferred income tax assets	—	866
Total current assets	93,111	82,283
Property and equipment, net	158,813	145,219
Other assets:
Deposits and other assets	902	778
Goodwill and other intangible assets, net of accumulated amortization of $362 and $683, respectively	5,607	5,623
Deferred financing costs, net	55	21
Total other assets	6,564	6,422
Total assets	$258,488	233,924

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$55,188	49,896
Accrued expenses	14,671	19,649
Capital and financing lease obligations, current portion	418	333
Total current liabilities	70,277	69,878
Long-term liabilities:
Capital and financing lease obligations, net of current portion	29,803	27,274
Deferred income tax liabilities	9,987	6,073
Revolving credit facility	8,577	—
Deferred compensation	532	314
Deferred rent	7,760	6,922
Leasehold incentives	8,313	7,975
Total long-term liabilities	64,972	48,558
Total liabilities	135,249	118,436
Commitments
Stockholders’ equity:
Common stock, $0.001 par value, 50,000,000 shares authorized, 22,503,644 and 22,496,628 shares issued and outstanding, respectively	23	22
Additional paid-in capital	55,407	54,982
Retained earnings	67,809	60,484
Total stockholders’ equity	123,239	115,488
Total liabilities and stockholders’ equity	$258,488	233,924

NATURAL GROCERS BY VITAMIN COTTAGE, INC.

Consolidated Statements of Cash Flows

(Unaudited)

(Dollars in thousands)

	Six months ended March 31,
	2016	2015
Operating activities:
Net income	$7,325	8,967
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	12,237	10,130
Loss (gain) on disposal of property and equipment	2	(4)
Share-based compensation	452	297
Deferred income tax expense (benefit)	4,780	(1,467)
Non-cash interest expense	7	8
Changes in operating assets and liabilities
Decrease (increase) in:
Accounts receivable, net	306	(27)
Merchandise inventory	(7,701)	(5,620)
Prepaid expenses and other assets	(1,738)	(568)
Increase (decrease) in:
Accounts payable	5,690	8,134
Accrued expenses	(4,981)	3,889
Deferred compensation	218	103
Deferred rent and leasehold incentives	1,414	487
Net cash provided by operating activities	18,011	24,329
Investing activities:
Acquisition of property and equipment	(23,664)	(15,957)
Proceeds from sale of property and equipment	12	4
Payment for acquisition.	—	(5,601)
Net cash used in investing activities	(23,652)	(21,554)
Financing activities:
Borrowings under credit facility	147,662	66,790
Repayments under credit facility	(139,085)	(66,790)
Capital and financing lease obligations payments	(199)	(116)
Contingent consideration payments for acquisition	—	(514)
Loan fees paid	(42)	—
Payments on withholding tax for restricted stock unit vesting	(10)	(22)
Net cash provided by (used in) financing activities	8,326	(652)
Net increase in cash and cash equivalents	2,685	2,123
Cash and cash equivalents, beginning of period	2,915	5,113
Cash and cash equivalents, end of period	$5,600	7,236
Supplemental disclosures of cash flow information:
Cash paid for interest	$83	27
Cash paid for interest on capital and financing lease obligations, net of capitalized interest of $316 and $137, respectively	1,247	1,401
Income taxes paid	6,012	5,099
Supplemental disclosures of non-cash investing and financing activities:
Acquisition of property and equipment not yet paid	$6,031	2,358
Property acquired through capital and financing lease obligations	2,665	3,355

NATURAL GROCERS BY VITAMIN COTTAGE, INC.

Non-GAAP Financial Measure
(Unaudited)

In addition to reporting financial results in accordance with GAAP, the Company provides information regarding EBITDA which is not in accordance with, or an alternative to, GAAP (i.e. a non-GAAP financial measure). The Company defines EBITDA as net income before interest expense, provision for income taxes and depreciation and amortization.

The Company believes EBITDA provides additional information about: (i) operating performance, because it assists in comparing the operating performance of stores on a consistent basis, as it removes the impact of non-cash depreciation and amortization expense as well as items not directly resulting from core operations such as interest expense and income taxes and (ii) the performance and the effectiveness of operational strategies. Additionally, EBITDA is a measure of the Company’s financial covenants under its credit facility and is one of the factors upon which incentive compensation payments under the Company’s incentive compensation plan is based.

Furthermore, management believes that some investors use EBITDA as a supplemental measure to evaluate the overall operating performance of companies in the industry and their understanding of the Company’s performance is enhanced by including this non-GAAP financial measure as a reasonable basis for comparing ongoing results of operations. By providing this non-GAAP financial measure, together with a reconciliation from net income, the Company believes it is enhancing investors’ understanding of the business and results of operations, as well as assisting investors in evaluating how well the Company is executing strategic initiatives.

The Company’s competitors may define EBITDA differently, and as a result, the Company’s measure of EBITDA may not be directly comparable to EBITDA of other companies. Items excluded from EBITDA are significant components in understanding and assessing financial performance.

EBITDA is a supplemental measure of operating performance that does not represent, and should not be considered as an alternative to, or substitute for, net income or other financial statement data presented in the consolidated financial statements as indicators of the Company’s financial performance. EBITDA has limitations as an analytical tool, and should not be considered in isolation or as an alternative to, or substitute for, analysis of the Company’s results as reported under GAAP. EBITDA should not be considered as a measure of discretionary cash available to the Company to invest in the growth of the business.

The following table reconciles net income to EBITDA for the periods presented, dollars in thousands:

	Three months ended March 31,		Six months ended March 31,
	2016	2015	2016	2015
Net income	$3,577	5,403	7,325	8,967
Interest expense	733	714	1,386	1,449
Provision for income taxes	2,139	3,266	4,432	5,408
Depreciation and amortization	6,192	5,149	12,237	10,130
EBITDA	$12,641	14,532	25,380	25,954

The Company does not provide financial guidance for forecasted net income, and, therefore, is unable to provide a reconciliation of its EBITDA guidance to net income, the most comparable financial measure calculated in accordance with GAAP.